EXHIBIT 10.15 (i)

ANTHEM

BOARD OF DIRECTORS’

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2004

EXHIBIT 10.15 (i)

ANTHEM

BOARD OF DIRECTORS’

DEFERRED COMPENSATION PLAN

(AS AMENDED AND RESTATED JANUARY 1, 2004)

PREAMBLE

The Anthem Board of Directors’ Deferred Compensation Plan (the “Plan”) is an unfunded supplemental retirement plan for directors of Anthem, Inc. (“Anthem”) and such other subsidiaries and affiliates of Anthem which have adopted the Plan and which are listed on Appendix A.

ARTICLE I

DEFINITIONS

Section 1.01 Administrator. The term “Administrator” means the Director Benefits Committee which committee is appointed by the Chief Executive Officer of Anthem and which committee which shall have the authority to manage and control the operation of this Plan.

Section 1.02 Anthem. The term “Anthem” means Anthem, Inc., and any successor thereof.

Section 1.03 Anthem Common Stock. The term “Anthem Common Stock” means the common stock of Anthem.

Section 1.04 Beneficiary. The term “Beneficiary” means, for a Participant, the individual or individuals designated by that Participant in the last Beneficiary Designation Form executed by that Participant to receive benefits in the event of that Participant’s death.

Section 1.05 Cash Participation Account. The term “Cash Participation Account” means the bookkeeping account maintained by the Company for each Participant reflecting cash Compensation amounts deferred under this Plan (as adjusted from time to time) and cash dividends on Anthem Common Stock deferred under this Plan and credited to the Participant’s Phantom Stock Participation Account, plus interest accruing at the Interest Rate on such amounts.

Section 1.06 Company. The term “Company” means and shall include the entities listed on Appendix A.

Section 1.07 Compensation. The term “Compensation” means for each Participant in any Plan Year the total amount of remuneration (including retainers, meeting fees and, if applicable, incentive compensation) for director services as paid to that Participant by the Company in that Plan Year.

EXHIBIT 10.15 (i)

Section 1.08 Director. The term “Director” means each non-employee member of the Board of Directors of the Company.

Section 1.09 Effective Date. The term “Effective Date” means January 1, 1999.

Section 1.10 Forms. The term “Forms” means the forms used by the Company for Plan operation and shall include the following:

(a) Enrollment Form. The term “Enrollment Form” shall be the form on which a Participant designates the amount and type (i.e. cash or Anthem Common Stock) of Compensation to be deferred under the Plan.

(b) Beneficiary Designation Form. The term “Beneficiary Designation Form” means the form on which a Participant designates the Participant’s Beneficiary.

(c) Distribution Election Form. The term “Distribution Election Form” means the form on which a Participant designates when and how the Participant’s Participation Account shall be distributed.

Section 1.11 Interest Rate. The term “Interest Rate” means the annual rate of return credited to amounts held in the Participant’s Cash Participation Account. The rate shall change each January 1. The rate shall be equal to the average of the monthly average rates of the 10-year United States Treasury Notes for the twelve (12) months ending on September 30 immediately preceding such January 1 plus one hundred and fifty (150) basis points; provided, however, that the Company reserves the right to change the method of determining or to increase or decrease the Interest Rate which is credited to a Participant’s Cash Participation Account as long as the Interest Rate shall not be decreased for periods prior to such action.

Section 1.12 Participant. The term “Participant” means any individual who fulfills the eligibility requirements contained in Article II of this Plan.

Section 1.13 Participation Account. The term “Participation Account” means the Cash Participation Account and/or the Phantom Stock Participation Account, as applicable. A Participation Account is a bookkeeping account and is not required to be funded in any manner.

Section 1.14 Phantom Stock. The term “Phantom Stock” means a unit of measurement equivalent to one (1) share of Anthem Common Stock, with none of the attendant rights that an Anthem shareholder has with respect to a share of Anthem Common Stock, including, without limitation, the right to vote such share and the right to receive dividends or other distributions thereunder.

EXHIBIT 10.15 (i)

Section 1.15 Phantom Stock Participation Account. The term “Phantom Stock Participation Account” means the bookkeeping account maintained by the Company for each Participant reflecting Anthem Common Stock Compensation deferred under this Plan (as adjusted from time to time) and deemed to be invested in Phantom Stock consistent with Article III. The Phantom Stock Participation Accounts are established solely for accounting purposes and shall not require a segregation of any Company assets.

Section 1.16 Plan. The term “Plan” means the plan embodied by this instrument as now in effect or hereafter amended.

Section 1.17 Plan Year. The term “Plan Year” means the calendar year.

ARTICLE II

PARTICIPATION IN THE PLAN

Section 2.01 Eligibility. As of the Effective Date, all Directors shall be eligible to become Participants in this Plan; provided, however, that former Directors shall be eligible to participate to the extent they are entitled to consulting fees or continuing director fees.

Section 2.02 Deferral Amounts.

(a) Amount of Deferral. The amount of Compensation to be deferred in a Plan Year shall be designated by each Participant in the Enrollment Form executed by that Participant for that Plan Year prior to the beginning of that Plan Year and within the time period established by Administrator.

(b) Special Rules for New Directors. For the Plan Year during which a person first becomes eligible to become a Participant, the Participant shall be provided by the Company the opportunity to make a special election for such Plan Year with respect to the Compensation paid in such Plan Year after the date on which the person becomes an eligible Participant.

(c) Timing of Deferral. The following rules govern the timing of the deferral of Compensation under this Plan:

(i) Compensation deferred by a Participant shall be effected pro-rata from each payment of Compensation during the Plan Year.

(ii) For purposes of the allocations described in Article III, the amount of any Compensation deferred hereunder shall be credited to a Participant’s Cash Participation Account and/or Phantom Stock Participation Account, as required by Article III, on the day, but for the deferral, the deferred Compensation would have been paid.

EXHIBIT 10.15 (i)

(d) Date of Payout of a Participant’s Participation Account. The date on which a Participant’s Participation Account attributable to deferrals in a Plan Year is to be distributed to that Participant under the provisions of this Plan shall be designated by that Participant in the most recent Distribution Election Form executed by that Participant. The distribution options available to a Participant shall include:

(i) lump sum, or

(ii) five (5) or ten (10) annual installments

The Participant shall designate in the Distribution Election Form the year in which distribution is to be made or begin. Any lump sum payment or installment under this Plan for a Plan Year shall be made on or about July 1.

(e) Special Rules. Notwithstanding anything contained in this Article II to the contrary, the following special rules shall govern distributions made under this Plan;

(i) A Participant shall be permitted to change the date on which the Participant’s Participation Account shall be distributed by completing a new Distribution Election Form which is delivered to the Company at least one (1) calendar year before the earlier of the date on which the Participant ceases to be a Director or the date on which distribution of the Participant’s Participation Account would have been made but for the change in election; provided, however, that any completed Distribution Election Form which was not received prior to the beginning of the one (1) year period described above shall be null and void.

(ii) If the aggregate amount in a Participant’s Participation Account on the initial installment date is equal to or less than fifty-five thousand dollars ($55,000) in value, payment of the Participant’s Participation Account shall be required to be made in a single lump sum.

(iii) If a Participant fails to complete a Distribution Election Form, amounts credited to the Participant’s Participation Account shall automatically be distributed in a single lump sum on the July 1 immediately following the date on which the Participant ceases to be eligible to participate in this Plan.

(iv) With respect to any amounts credited to a Participant’s Participation Account attributable to deferrals made before January 1, 1999 and except as otherwise provided in Subsection (ii) above, any quarterly or annual installment election made by the Participant prior to January 1, 1999 shall be given effect.

EXHIBIT 10.15 (i)

ARTICLE III

PARTICIPATION ACCOUNTS

Section 3.01 Deferral of Compensation. All cash Compensation deferred hereunder shall be credited to the Participant’s Cash Participation Account and all Anthem Common Stock Compensation deferred hereunder shall be credited in Phantom Stock to the Participant’s Phantom Stock Participation Account.

Section 3.02 Cash Participation Account. Any monies credited to a Participant’s Cash Participation Account shall be credited with interest at the Interest Rate, earned daily, posted monthly and compounded annually, on the amounts held in such Cash Participation Account. At the end of the deferral period elected by the Participant, the Company, consistent with Section 2.02, shall pay the Participant in cash the value of the Participant’s Cash Participation Account.

Section 3.03 Phantom Stock Participation Account. An amount of Phantom Stock equal to the number of shares of Anthem Common Stock Compensation deferred hereunder shall be credited to a Participant’s Phantom Stock Participation Account. If at any time there is Phantom Stock credited to a Participant’s Phantom Stock Participation Account and there is a cash dividend on Anthem Common Stock, then an amount equal to the cash dividend shall be paid on the Phantom Stock held in the Participant’s Phantom Stock Participation Account as if a share of Phantom Stock was a share of Anthem Common Stock, by crediting such amount to the Participant’s Cash Participation Account. The number of shares of Phantom Stock allocated to the Participant’s Phantom Stock Participation Account shall be adjusted by the Administrator, as it deems appropriate in its discretion, in the event of any subdivision or combination of shares of Anthem Common Stock or any stock dividend, stock split, reorganization, recapitalization, or consolidation or merger with Anthem, as the surviving corporation, or if additional shares or new or different shares or other securities of Anthem or any other issuer are distributed with respect to shares of Anthem Common Stock through a spin-off or other extraordinary distribution, as if such Phantom Stock were shares of Anthem Common Stock. At the end of the deferral period elected by the Participant, the Company, consistent with Section 2.02, shall pay the Participant in shares of Anthem Common Stock the number of shares of Phantom Stock credited to the Participant’s Phantom Stock Participation Account.

EXHIBIT 10.15 (i)

ARTICLE IV

DEATH BENEFITS

If a Participant dies prior to the commencement of the Participant’s benefits under Article II, the Beneficiary of that Participant, as determined pursuant to the last Beneficiary Designation Form executed by that Participant, shall receive the balance contained in his Participation Account in cash and/or in Anthem Common Stock, as applicable, in a single payment on the July 1 immediately following the Participant’s death. If a Participant dies after the commencement of the Participant’s benefits under Article III, payment of any remaining installments due shall be made to the Participant’s Beneficiary at the same times that the installments would have been paid to the Participant.

ARTICLE V

ADMINISTRATION

Section 5.01 Delegation of Responsibility. The Company may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.

Section 5.02 Payment of Benefits. The amounts allocated to a Participant’s Participation Account and payable as benefits under this Plan shall be paid solely from the general assets of the Company. The Plan is unfunded. Any Compensation paid in Anthem Common Stock deferred under this Plan and converted into Phantom Stock shall, on the date on which such deferred Anthem Common Stock is to be distributed pursuant to this Plan, converted back into Anthem Common Stock and be paid in Anthem Common Stock pursuant to the plan, agreement or arrangement under which such Compensation was paid; provided, however, fractional shares shall not be issued to a Participant but the value of such fractional shares shall be paid in cash. If at any time the Administrator shall determine that payment of shares of Anthem Common Stock to a Participant or the ownership or subsequent disposition of such shares of Anthem Common Stock by such Participant may violate or conflict with any applicable law, rule or regulation, the Administrator may, in its discretion, pay all or a portion of the Participant’s Phantom Stock Participation Account in cash, determined with reference to the average of the high and low trading price for shares of Anthem Common Stock as close as reasonably practicable prior to the payment date. The payment of benefit obligation shall be allocated among the Companies based on the portion of the Compensation which would have been paid by the applicable Company but for the deferral. No Participant shall have any interest in any specific assets of the Company under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Participant and the Company. The Companies’ obligations under this Plan are purely contractual and shall not be funded or secured in any way.

Section 5.03 Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Administrator, which shall have the final authority to adopt rules and regulations for carrying out the Plan, and to interpret, construe, and implement the provisions of the Plan.

Section 5.04 Liability. Any decision made or action taken by the Board of Directors, the Administrator, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Administrator nor a member of the Board of Directors and no employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

ARTICLE VI

AMENDMENT OR TERMINATION OF PLAN

Section 6.01 Termination. The Company may at any time terminate this Plan. As of the date on which this Plan is terminated, no additional amounts shall be deferred from any Participant’s Compensation. The Company shall pay to each such Participant the balance contained in the Participant’s Participation Account at such time designated by that Participant in the Forms executed by that Participant; provided, however, that the Administrator, in its sole and complete discretion, may direct the Company to pay out to the Participants their Participation Accounts in a single payment of cash and/or Anthem Common Stock, as applicable, as soon as practicable after the Plan termination.

Section 6.02 Amendment. The Company may amend the provisions of this Plan at any time; provided, however, that no amendment shall adversely affect the rights of Participants or their Beneficiaries with respect to the balances contained in their Participation Accounts immediately prior to the amendment.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Successors. This Plan shall be binding upon the successors of the Company.

Section 7.02 Choice of Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

Section 7.03 No Service Contract. This Plan shall not be construed as affecting in any manner the rights or obligations of the Company or of any Participant to continue or to terminate director status at any time.

Section 7.04 Non-Alienation. No Participant or such Participant’s Beneficiary shall have any right to anticipate, pledge, alienate, assign, sell or otherwise transfer (except by will or applicable laws of descent and distribution) any of such Participant’s rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

Section 7.05 Disclaimer. The Company makes no representations or assurances and assumes no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences of this Plan or participation therein. It shall be the responsibility of the respective Participants to determine such issues or any other pertinent issues to their own satisfaction.

Section 7.06 Designation of Beneficiaries. Each Participant shall designate in such Participant’s Beneficiary Designation Form such Participant’s Beneficiary and such Participant’s contingent Beneficiary to whom death benefits due hereunder at the date of such Participant’s death shall be paid; provided, however, that the Beneficiary and contingent Beneficiary designated by a Participant in the last Beneficiary Designation Form executed by that Participant shall supersede all other Beneficiary or contingent Beneficiary designations made by that Participant in any earlier Beneficiary Designation Form executed by that Participant. If any Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases any Participant, death benefits due hereunder at that Participant’s death shall be paid to the deceased Participant’s contingent Beneficiary or, if none, to the deceased Participant’s surviving spouse, if any, and if none to the deceased Participant’s estate.

Section 7.07 Ownership of Shares. A Participant shall have no rights as a shareholder of Anthem Common Stock with respect to any shares of Anthem Common Stock until the shares of Anthem Common Stock are issued or transferred to the Participant on the books of Anthem.

EXHIBIT 10.15 (i)

This Plan has been executed on this 29th day of August, 2003. This Plan was effective on January 1, 1999. This Plan, as amended and restated herein, shall be effective as of January 1, 2004. Nothing herein shall invalidate or adversely affect any previous election, designation, deferral, or accrual in accordance with the terms of this Plan that were in effect prior to the effective date of this amended and restated Plan.

ANTHEM, INC.

By:	/s/ Larry C. Glasscock
Its:	Chairman, President and Chief Executive Officer

EXHIBIT 10.15 (i)

APPENDIX A

ANTHEM

BOARD OF DIRECTORS’

DEFERRED COMPENSATION PLAN

LIST OF PARTICIPATING COMPANIES

1.	Anthem, Inc.